Exhibit 4.2

WARRANT AMENDMENT

THIS WARRANT AMENDMENT (the “Amendment”) is made and entered into effective as of January 18, 2013, between Gulf United Energy, Inc., a Nevada corporation (the “Company”), and ____________, an individual and his successors and assigns (“Holder”).

Recitals

WHEREAS, the Company and Holder are parties to a certain Purchase Agreement dated October 29, 2012, with Gulf United Energy de Colombia Ltd., a company organized under the laws of the British Virgin Islands, Gulf United Energy de Cuenca Trujillo Ltd., a company organized under the laws of the British Virgin Islands and the other investors party thereto (the “Purchase Agreement”), pursuant to which, among other things, Holder agreed to make certain loans of capital to the Company;

WHEREAS, in connection with the entry into the Purchase Agreement, the Company and Holder entered into a certain Warrant to Purchase Shares of Common Stock dated November 20, 2012 (the “Warrant”), pursuant to which, among other things, Holder may acquire 666,667 Shares, subject to adjustment, par value $0.001 per share;

WHEREAS, it is proposed that the Company and Holder amend the Purchase Agreement pursuant to which, among other things, certain investors under the Purchase Agreement shall make additional loans of capital to the Company (the “Amendment to Purchase Agreement”); and

WHEREAS, in connection with the entry into the Amendment to Purchase Agreement, the Company and Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           The definition of “Expiration Time” set forth in Section 12 of the Warrant is amended and restated in its entirety to read as follows:

“’Expiration Time’ means 5:00 p.m., Houston, Texas time, on October 29, 2017.”

2.           The definition of “Registration Rights Agreement” set forth in Section 12 of the Warrant is amended and restated in its entirety to read as follows:

“’Registration Rights Agreement’ means that certain Registration Rights Agreement, dated as of October 29, 2012, by and among the Company and the other Persons referred to therein, as amended by that certain First Amendment to Registration Rights Agreement dated January 18, 2013 and as such agreement may be further amended, restated or modified and in effect from time to time.”

3.           After the date hereof, all references to “this Warrant” in the Warrant shall mean the Warrant as amended by this Amendment and all references to the “Purchase Agreement” shall mean the Purchase Agreement as amended by the Amendment to Purchase Agreement.

4.           Except as expressly provided herein, the Warrant shall remain in full force and effect.

5.           Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Warrant.

6.           This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its principles regarding conflicts of law.

7.           This Amendment may be executed in counterpart, each of which shall be deemed to be an original, and both of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holder have caused this Amendment to be signed all as of the date first written above.

COMPANY: GULF UNITED ENERGY, INC. By: ______________________ Name: John B. Connally III Title: Chief Executive Officer HOLDER: ________________________